UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2015

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers.

The Board of Directors of Accuray Incorporated (the “Company”) or its delegated committee generally reviews the terms of the Company’s employment agreements with its executive officers every two years and, if applicable, authorizes the Company to enter into new employment agreements with such officers.  On January 1, 2015, the Company entered into new employment agreements (each, an “Employment Agreement,” and collectively, the “Employment Agreements”) with each of Joshua H. Levine, Gregory Lichtwardt, Kelly Londy and Alaleh Nouri (each, an “Executive Officer”), which amended and restated in its entirety each of the employment agreements previously entered into between the Company and each such Executive Officer.

Each Employment Agreement is for a three-year term that begins on January 1, 2015 and automatically renews for successive three-year terms unless the Company or the applicable Executive Officer provides timely notice of non-renewal.  Each Employment Agreement sets forth the applicable Executive Officer’s title and salary, as well as the target annual incentive bonus that such Executive Officer is eligible to receive under the Company’s Performance Bonus Plan, which is based on the attainment of certain performance criteria established and evaluated by the Company.  The table below shows each Executive Officer’s title, salary and target annual bonus (shown as a percentage of base salary actually earned, which will be calculated in accordance with the Company’s Performance Bonus Plan) under such Executive Officer’s Employment Agreement:

Executive Officer	Title	Base Salary	Bonus Percentage
Joshua H. Levine	President and Chief Executive Officer	$665,000	120%
Gregory Lichtwardt	Executive Vice President, Operations, and Chief Financial Officer	$400,000	70%
Kelly Londy	Executive Vice President and Chief Commercial Officer	$400,000	70%
Alaleh Nouri	Senior Vice President, General Counsel and Corporate Secretary	$275,000	50%

Each Employment Agreement provides that during the applicable Executive Officer’s employment with the Company, such Executive Officer may be granted options to purchase shares of Company common stock, restricted stock units (“RSUs”), market stock units (“MSUs”) and performance stock units (“PSUs”) under the Company’s 2007 Incentive Award Plan.  Any such awards, if and when granted, will vest as follows: (i) stock options will vest at a monthly rate of 1/48th of the total number of shares subject to the grant; (ii) 25% of any RSU award will vest on each of the first four anniversaries of such award’s grant date; (iii) any MSUs granted will vest only if the Company’s stock meets or exceeds the performance goals specified by the Company during the applicable performance period determined by the Company; and (iv) any PSUs granted will vest only if the performance goals specified by the Company are met during the applicable performance period determined by the Company.

Each Employment Agreement also provides that the applicable Executive Officer is entitled to severance benefits in the event of termination of such Executive Officer’s employment by the Company without cause or such Executive Officer’s resignation of employment for good reason, including (i) a lump sum payment equal to six months of base salary for each Executive Officer other than Mr. Levine, the Company’s Chief Executive Officer, whose lump sum payment will be equal to twelve months of his base salary; (ii) a prorated portion of his or her target bonus for the fiscal year in which his or her employment terminates; (iii) reimbursement of health insurance premiums; (iv) payment for outplacement services; and (v) other customary benefits. In the event of termination of employment because of death or incapacity, each Executive Officer’s Employment Agreement provides for six months of accelerated vesting of such Executive Officer’s then-outstanding stock options and RSUs, with the exception of Mr. Levine’s Employment Agreement, which provides that Mr. Levine will receive twelve months of accelerated vesting of his then-outstanding stock options and RSUs.  In the event that an Executive Officer is terminated without cause or resigns for good reason three months prior to or within twelve months following a change in control of the Company, each Executive Officer’s Employment Agreement provides that such Executive Officer will be entitled to enhanced severance benefits, including (i) a lump sum payment equal to twenty four months of such Executive Officer’s base salary; (ii) 200% of such Executive Officer’s target bonus for the fiscal year in which such change in control occurs; (iii) the full acceleration of all of such Executive Officer’s then-outstanding unvested stock options and RSUs; and (iv) other customary benefits.  Such enhanced severance benefits will be in lieu of any severance benefits an Executive Officer would otherwise be entitled to receive as a result of the termination of such Executive Officer’s employment by the Company without cause or such Executive Officer’s resignation for good reason independent of a change in control.

The benefits and payments described above may be subject to a delay of up to six months, as necessary to avoid the imposition of additional tax under Section 409A of the Internal Revenue Code (the “Code”).  In addition, if any payments or benefits payable to the Executive Officers under their respective Employment Agreements would be subject to the excise tax provided under Section 4999 of the Code, then such payments or benefits will be reduced to the extent necessary to ensure that no amount will be subject to such excise tax; provided, however, that a reduction will be made only if, as a result of such reduction, the Executive Officer’s net after-tax benefit exceeds the net after-tax benefit such Executive Officer would realize if the reduction were not made.

The Company will file the Employment Agreements as exhibits to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.  The foregoing description of the material terms of the Employment Agreements is subject to, and qualified in its entirety by reference to, the Employment Agreements when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: January 6, 2015	By:	/s/ Alaleh Nouri
Alaleh Nouri
Senior Vice President, General Counsel & Corporate Secretary